Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations & Treasurer

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION DECLARES QUARTERLY DISTRIBUTIONS

BOSTON, MASSACHUSETTS – September 10, 2014 – American Tower Corporation (NYSE: AMT) announced that its board of directors has declared its quarterly cash distribution of $0.36 per share on shares of the Company’s common stock. The distribution is payable on October 7, 2014 to such stockholders of record at the close of business on September 23, 2014. Additionally, the board of directors has declared a cash distribution of $1.3125 per share on shares of the Company’s 5.25% Mandatory Convertible Preferred Stock, Series A, which is payable on November 17, 2014 to such stockholders of record at the close of business on November 1, 2014.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate with a global portfolio of approximately 69,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-Q for the quarter ended June 30, 2014 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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